EXHIBIT 99.1

Idaho Strategic Resources Provides First Quarter Operating and Financial Results

COEUR D'ALENE, Idaho, May 16, 2022 (ACCESSWIRE) – Idaho Strategic Resources, Inc. (NYSE American: IDR) (“IDR”, “Idaho Strategic” or the “Company”) today announced its consolidated operating and financial results for the first quarter of 2022. Including an increase in revenue, the Company’s up listing onto the NYSE, its partnership in the IGEM Program, the extinguishment of nearly $2,000,000 of convertible debt, and a new underground tonnage production record set in March.

Idaho Strategic’s President and CEO, John Swallow stated, “First and foremost, I want to thank our miners, our millwrights, our drillers, and our geologists – with a special thanks to the families that provide these folks their support. In years past, the first quarter months of January and February have proven to be the most challenging operationally, and once again everybody stepped up to the challenge. As the company has transitioned to largely underground production, we are all excited about the opportunities that are ahead. And as we say so fondly at the mine and mill, ‘everything is done but the work’.

Our beliefs are well-known, and as I alluded to in our last press release, the market, investors, and most people are in the midst of a reset. Once again, we are glad we began this journey when we did, the way did, and for making the long-ago decisions to position our company and stakeholders for what comes next. We have the philosophy that ‘good companies are built in bad times’, and we will continue recognizing uncertainty as an opportunity.”

Operational Highlights include the following:

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IDR up listed its common stock onto the NYSE American and ‘rang’ the Opening Bell for the New York Stock Exchange (NYSE) on Monday, March 21st, 2022. IDR became the first company to ring the Opening Bell of the New York Stock Exchange virtually, via video stream, from underground at the Golden Chest Mine.

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At the Golden Chest, ore mined from underground stopes totaled approximately 4,900 tonnes from the 815 and 830 stopes. Development waste tonnage totaled 3,200 tonnes as the Main Access Ramp (MAR) was extended at depth. Additionally, 2,800 cubic meters of backfill was placed during the quarter which was a record thanks to our hard-working miners.

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For the quarter ended March 31, 2022, a total of 11,014 dry metric tonnes (dmt) were processed at the Company’s New Jersey mill with a flotation feed head grade of 3.55 gpt with gold recovery of 89.5%.

Idaho Strategic Resources, Inc.     •     201 N. 3rd Street     •     Coeur d’Alene, Idaho 83814

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The Company drilled 1,437 meters during the quarter and released core drilling results from the Klondike area of the Golden Chest mine which is on the northern end of the property. The intercepts are summarized below:

GC 21-210

•	0.74 gpt gold over 51.6 meters (m) from 185.1 to 236.7 m including the following higher-grade intervals:
o	2.11 gpt gold over 6.1 m from 196.2 to 202.3 m
•	14 gpt gold over 0.7 m from 249.3 to 250.0 m
•	31.7 gpt gold over 0.8 m from 272.2 to 273.0 m

GC 22-212

•	8.77 gpt gold over 9.2 m from 137.6 m to 146.8 m including the following higher-grade interval:
o	37.35 gpt gold over 1.3 m from 143.3 to 144.6 m
•	3.14 gpt gold over 1.3 m from 149.6 to 150.9 m
•	13.87 gpt gold over 0.7 m from 157.6 to 158.3 m
•	3.17 gpt gold over 1 m from 192.2 to 193.2 m
•	7.00 gpt gold over 1.4 m from 218.3 to 219.7 m

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Regarding the Company’s Rare Earth Element projects, the Company announced its partnership and participation in the Idaho Global Entrepreneurial Mission (IGEM) Project focused on the “Development of Idaho-Sourced Rare Earth Elements Drilling and Extraction”. In addition to IDR, the complete list of participants includes the University of Idaho (UI), Idaho Geological Survey (IGS), Idaho National Labs (INL), Center for Advanced Energy Studies (CAES), and the Idaho Department of Commerce.

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The overall goal of the IGEM Project is to advance Idaho-sourced rare earth elements (REEs), with a possible result being the demonstration of the potential for environmentally minded Idaho-based commercialization of REEs and REE end products. Idaho Strategic was chosen as the industry partner for the project due to its ownership of two nationally recognized REE project(s) in Idaho (Roberts and Diamond Creek). The Company plans to conduct roughly $1 million worth of rare earth element drilling on its Diamond Creek property near Salmon, Idaho, and will supply REE core samples to its program partners for study and analysis.

Corporate Highlights include the following:

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The Company achieved a gross profit of $306,143 compared to a gross loss of $71,403 for the three-month periods ended March 31, 2022, and 2021 respectively. Gross profit increased primarily because of higher realized gold prices.

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Overall cash costs per ounce decreased for the three-month period ended March 31, 2022, to $978.70 per ounce compared to $1,476.24 per ounce in 2021 because of increased production and improved inventory valuation. AISC per ounce decreased to $1,557.32 per ounce for the three-month period ended March 31, 2022, compared to $2,097.34 for the comparable period in 2021 as a result of utilizing the Company’s in house core drilling versus using in-house drilling in addition to using a contract driller for drilling in the Paymaster/Joe Dandy.

Idaho Strategic Resources, Inc.     •     201 N. 3rd Street     •     Coeur d’Alene, Idaho 83814

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Revenue was $2,044,417 for the three-month period ended March 31, 2022, compared to $1,586,627 for the comparable period of 2021. The increase was mostly the result of higher realized gold prices and increased gold inventories.

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The Company recorded a net loss of $473,069 for the three-month period ended March 31, 2022, compared to net loss of $1,662,404 for the three-month period ended March 31, 2021. The reasons for these changes are a result of contract core drilling in the Paymaster/Joe Dandy and expense for stock options granted in the first quarter of 2021.

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The consolidated net loss for the three-months ended March 31, 2022, and 2021 included non-cash charges as follows: depreciation and amortization of $230,208 ($182,795 in 2021), accretion of asset retirement obligation of $2,516 ($2,498 in 2021), stock-based compensation of none in 2022 ($614,431 in 2021), the issuance of common stock for services $32,326 ($2,300 in 2021), and equity income on investment in Buckskin $331 in 2022 (None in 2021).

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Exploration costs decreased in 2022 compared to 2021 because of the elimination of contract core drilling in the Paymaster/Joe Dandy and an increase in core drilling completed by the Company’s in-house drill.

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Management, professional services, and general and administrative expenses decreased in the three-month period ended March 31, 2022, compared to 2021 as a result of options being granted to management, directors, and employees for a total cost of $604,571 that was not repeated in the first quarter of 2022.

Quality assurance/quality control

All of the samples were analyzed by American Analytical of Osburn, Idaho, an ISO certified laboratory. Samples were analyzed using lead collection fire assay with a gravimetric finish. A series of known assay standards are submitted with each drill hole as part of a quality assurance-quality compliance program.

Qualified person

IDR’s Vice President, Grant A. Brackebusch, P.E. is a qualified person as such term is defined in National Instrument 43-101 and has reviewed and approved the technical information and data included in this press release.

About Idaho Strategic Resources, Inc.

Domiciled in Idaho and headquartered in the Panhandle of northern Idaho, Idaho Strategic Resources (IDR) is one of the few resource-based companies (public or private) possessing the combination of officially recognized U.S. domestic rare earth element properties (in Idaho) and Idaho-based gold production located in an established mining community.

Idaho Strategic Resources, Inc.     •     201 N. 3rd Street     •     Coeur d’Alene, Idaho 83814

Idaho Strategic Resources produces gold at the Golden Chest Mine located in the Murray Gold Belt (MGB) area of the world-class Coeur d’Alene Mining District, north of the prolific Silver Valley. With over 7,000 acres of patented and unpatented land, the Company has the largest private land position in the area following its consolidation of the Murray Gold Belt for the first time in over 100-years.

In addition to gold and gold production, the Company maintains an important strategic presence in the U.S. Critical Minerals sector, specifically focused on the more “at-risk” Rare Earth Elements (REE’s). The Company’s Diamond Creek and Roberts REE properties are included the U.S. national REE inventory as listed in USGS, IGS and DOE publications. Both projects are located in central Idaho and participating in the USGS Earth MRI program.

With an impressive mix of experience and dedication, the folks at IDR maintain a long-standing “We Live Here” approach to corporate culture, land management, and historic preservation. Furthermore, it is our belief that successful operations begin with the heightened responsibility that only local oversight and a community mindset can provide. Its “everyone goes home at night” policy would not be possible without the multi-generational base of local exploration, drilling, mining, milling, and business professionals that reside in and near the communities of the Silver Valley and North Idaho.

For more information on Idaho Strategic Resources click here for our corporate presentation, go to www.idahostrategic.com or call:

Travis Swallow, Investor Relations & Corporate Development

Email: tswallow@idahostrategic.com

(208) 625-9001

Forward Looking Statements

This release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended that are intended to be covered by the safe harbor created by such sections. Not always, but often, forward-looking information can be identified by forward-looking words such as “assume”, “believe”, “expect”, “goal”, “estimate”, “intend”, “will’, “plans”, “may”, “anticipate” and “potential” or similar words suggesting future outcomes, or other expectations, beliefs, plans, objectives, assumptions, intentions, or statements about future events or performance. Forward-looking information is not limited to, but includes, Idaho Strategic Resources expectations, intentions, plans, assumptions and beliefs with respect to, among other things, estimated and targeted production rates and results, the expected prices of gold, as well as the related costs, expenses and capital expenditures, the potential advancement of rare earth element or critical mineral resources, costs and capital expenditures and the metal price assumptions. Forward-looking information is based on the opinions and estimates of Idaho Strategic Resources as of the date such information is provided and is subject to known and unknown risks, uncertainties, and other factors that may cause the actual results, level of activity, performance, or achievements of IDR to be materially different from those expressed or implied by such forward-looking information. With respect to Idaho Strategic Resources, the business, these risks and uncertainties include risks relating to widespread epidemics or pandemic outbreak including the COVID-19 pandemic; the impact of COVID-19 on our workforce, suppliers and other essential resources and what effect those impacts, if they occur, would have on our business, including our ability to access goods and supplies, the ability to transport our products and impacts on employee productivity, the risks in connection with the operations, cash flow and results of the Company relating to the unknown duration and impact of the pandemic; interpretations or reinterpretations of geologic information; unfavorable exploration results; inability to obtain permits required for future exploration, development or production; general economic conditions and conditions affecting the industries in which the Company operates; the ability to obtain necessary future financing on acceptable terms; the uncertainty of regulatory requirements and approvals; fluctuating mineral and commodity prices; the ability to operate the Company’s projects; and risks associated with the mining industry such as economic factors (including future commodity prices, and energy prices), ground conditions, failure of plant, equipment, processes and transportation services to operate as anticipated, environmental risks, government regulation, actual results of current exploration and production activities, possible variations in ore grade or recovery rates, permitting timelines, capital and construction expenditures, reclamation activities. Although the Company has attempted to identify important factors that could cause actual results to differ materially from those contained in forward-looking information, there may be other factors that cause results not to be as intended, anticipated, or estimated. Readers are cautioned not to place undue reliance on such information. Additional information regarding the factors that may cause actual results to differ materially from this forward‐looking information is available in Idaho Strategic Resources filings with the SEC on EDGAR. IDR does not undertake any obligation to update publicly or otherwise revise any forward-looking information whether as a result of new information, future events or other such factors which affect this information, except as required by law.

Idaho Strategic Resources, Inc.     •     201 N. 3rd Street     •     Coeur d’Alene, Idaho 83814